Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
	(614) 314-8094 Kate Vossen (732) 675-8448		(201) 275-2711 Edward Barger (267) 614-4669

Organon reports results for the second quarter ended June 30, 2022

•	Second quarter 2022 revenues of $1,585 million
•	Second quarter diluted earnings per share from continuing operations of $0.92 and non-GAAP adjusted diluted earnings per share from continuing operations of $1.25
•	Both reported and non-GAAP adjusted diluted earnings per share include a negative impact of $0.30 for acquired in-process research and development (IPR&D) and milestones
•	Adjusted EBITDA of $512 million, inclusive of $97 million of acquired IPR&D and milestones
•	Board of Directors declares quarterly dividend of $0.28 per share
•	Full year 2022 financial guidance ranges updated:

◦	Revenues range narrowed to $6.1 billion to $6.3 billion, and reflects persisting foreign currency headwinds
◦	Adjusted EBITDA margin range now 32%-34% to incorporate acquired IPR&D and milestone expenses from recent business development

Jersey City, N.J., August 4, 2022 – Organon (NYSE: OGN) (the “company”), today announced its results for the second quarter ended June 30, 2022.

"During the second quarter, Organon delivered constant currency growth across all our reported geographies and in all three franchises. Our Established Brands franchise grew in almost every therapy area, demonstrating the sustainability and untapped potential of these brands," said Kevin Ali, Organon's Chief Executive Officer. "Additionally, we continued to invest for growth during the quarter adding Shanghai Henlius Biotech as another R&D and manufacturing collaborator for biosimilars, underscoring our commitment to this business. And importantly, we further expanded our offerings in Women's Health recently signing a research collaboration with Cirqle Biomedical for a novel investigational non-hormonal, on-demand contraceptive candidate."

1

Second quarter 2022 revenues

in $ millions	Q2 2022	Q2 2021	VPY	VPY ex-FX
Women’s Health	$408	$417	(2)%	1%
Biosimilars	119	86	39%	42%
Established Brands	1,018	1,045	(2)%	4%
Other (1)	40	47	(17)%	(18)%
Revenues	$1,585	$1,595	(1)%	5%

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

Total net revenues were $1,585 million for the second quarter of 2022, a decrease of 1% as-reported and an increase of 5% excluding the impact of foreign currency (ex-FX), compared with the second quarter of 2021.

Women’s Health declined 2% as-reported, but increased 1% ex-FX in the second quarter of 2022 compared with the second quarter of 2021. During the second quarter of 2022, Nexplanon® (etonogestrel implant) grew 8% ex-FX, primarily driven by favorable pricing and demand uptake in the United States and volume growth outside the United States. Nuvaring® (etonogestrel/ethinyl estradiol vaginal ring) continues to be impacted by generic competition and declined 18% ex-FX in the second quarter of 2022 compared with the prior year period. Follistim AQ® (follitropin beta injection), declined 9% ex-FX in the second quarter of 2022, primarily due to COVID-related disruptions in China and an unfavorable channel mix in the United States, that offset solid demand.

Biosimilars revenue grew 39% as-reported and 42% ex-FX in the second quarter 2022 compared with the second quarter of 2021. Organon's current portfolio includes certain immunology and oncology treatments. All five of the biosimilars in Organon’s portfolio have launched in certain countries globally, including two biosimilars, Renflexis® (infliximab-abda) and Ontruzant® (trastuzumab-dttb), in the United States. Renflexis grew 39% ex-FX in the second quarter of 2022 compared with the prior year period, primarily due to continued demand growth in the United States since its launch in 2017. Ontruzant grew 61% ex-FX driven by timing of an order in Brazil, as well as continued uptake in the United States since its launch in July 2020, partially offset by increased competition in Europe.

Established Brands represents a broad portfolio of well-known medicines, which are generally beyond market exclusivity, including leading brands in cardiovascular, respiratory, dermatology and non-opioid pain management, and for which generic competition varies by market. The portfolio's exposure to loss of exclusivity (LOE) risk peaked in 2021 and no longer represents a significant impediment to stable performance in the Established Brands franchise. Revenues for Established Brands decreased 2% as-reported and increased 4% ex-FX in the second quarter of 2022 compared with the second quarter of 2021. During the second quarter of 2022, the cardiovascular portfolio grew 3% ex-FX primarily driven by strong Atozet TM (ezetimibe and atorvastatin calcium) sales in Europe and Cozaar® (losartan potassium) /Hyzaar® (losartan potassium and hydrochlorothiazide) sales in China. The Established Brands franchise also benefited from a continuation of a temporary supply disruption affecting several competitors in the Japanese market, most notably in the respiratory portfolio. Year to date, the franchise has not experienced significant impacts from the implementation of Volume Based Procurement (VBP) in China, which the company expects will be more pronounced in the second half of 2022. Still, based on the strong year to date performance, the company expects the Established Brands franchise to deliver relatively flat constant currency revenue growth for the full year 2022.

2

Second quarter 2022 profitability

Organon was spun-off from Merck & Co., Inc., Rahway, NJ, USA on June 2, 2021. Financial results during the pre-spin period were presented on the carve-out basis of accounting and do not purport to reflect what Organon’s financial results would have been had Organon operated as a standalone public company. Therefore, with the exception of revenue, financial results for the periods ending June 30, 2022 and June 30, 2021 are not meaningfully comparable.

in $ millions, except per share amounts	Q2 2022	Q2 2021 mid-year spin	VPY
Revenues	$1,585	$1,595	(1)%
Gross profit	997	1,012	(1)%
Non-GAAP Adjusted Gross Profit (1)	1,047	1,047	—%
Adjusted EBITDA (1,2)	512	627	(18)%
Net Income, continuing operations	234	431	(46)%
Non-GAAP adjusted net income, continuing operations (1)	319	437	(27)%
Diluted Earnings per Share (EPS), continuing operations	0.92	1.70	(46)%
Non-GAAP adjusted diluted EPS, continuing operations (1)	1.25	1.72	(27)%
Acquired IPR&D and milestones	97	—	NM
Per share impact to diluted EPS from acquired IPR&D and milestones	(0.30)	—	NM

	Q2 2022	Q2 2021 mid-year spin
Gross margin	62.9%	63.4%
Non-GAAP Adjusted Gross Margin (1)	66.1%	65.6%
Adjusted EBITDA margin (1,2)	32.3%	39.3%

(1) See Tables 4,5 and 6 for reconciliations of GAAP to non-GAAP financial measures

(2) Adjusted EBITDA and Adjusted EBITDA margin include $97 million in the second quarter of 2022 related to acquired IPR&D and milestones

3

Gross margin in the second quarter of 2022 was 62.9% as-reported, and comparable to 63.4% in the prior year period. Adjusted Gross Margin was 66.1% in the second quarter of 2022 compared with 65.6% on an adjusted basis in the second quarter of 2021.

Adjusted EBITDA margin was 32.3% in the second quarter of 2022 compared with 39.3% in the second quarter of 2021. Adjusted EBITDA margin in the second quarter of 2022 is inclusive of $97 million of acquired IPR&D and milestones. Higher R&D spend associated with the company's recent acquisitions of clinical stage assets as well as higher employee related costs contributed to the decline in Adjusted EBITDA margin year over year.

Net income from continuing operations for the second quarter of 2022 was $234 million, or $0.92 per diluted share, compared with $431 million, or $1.70 per diluted share, in the second quarter of 2021. Non-GAAP Adjusted net income from continuing operations was $319 million, or $1.25 per diluted share, compared with $437 million, or $1.72 per diluted share, in 2021.

Beginning in 2022, Organon will no longer exclude expenses for upfront and milestone payments related to collaborations and licensing agreements, or charges related to pre-approval assets obtained in transactions accounted for as asset acquisitions from its non-GAAP results. The change to include all acquired IPR&D and milestone expenses negatively impacted Adjusted diluted EPS by $0.30 in the second quarter of 2022. There was no similar impact in the second quarter of 2021. In connection with this change, acquired IPR&D expenses are now reported as a separate income statement line item. These costs were previously recorded within the R&D expenses line. Prior period amounts have been revised to conform to the current period presentation.

Capital allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company's common stock. The dividend is payable on September 15, 2022 to stockholders of record at the close of business on August 15, 2022.

As of June 30, 2022, cash and cash equivalents were $545 million, and debt was $8.9 billion. Total debt as of June 30, 2022 reflects a discretionary second quarter prepayment of $100 million on the company’s U.S. dollar denominated term loan.

4

Full year guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

The company is updating its full year 2022 guidance ranges previously provided on May 5, 2022. The range for full year 2022 revenue is narrowed to $6.1 billion to $6.3 billion, which reflects persisting foreign exchange headwinds. The range for full year Adjusted EBITDA margin is now 32% to 34% to incorporate approximately $110 million of IPR&D and milestone expenses from business development through August 4, 2022. Organon's financial guidance does not assume an estimate for future IPR&D and milestone payments for business development transactions not yet executed.

	Previous guidance	FX impact	IPR&D	Current guidance
Revenues	$6.1B - $6.4B	From 300-475 bps to 550-650 bps		$6.1B - $6.3B
Adjusted Gross margin	Mid 60%			Unchanged
SG&A (as % of revenue)	Mid 20%			Unchanged
R&D (as % of revenue)	Mid-upper single digit			Upper single-digit
Adjusted EBITDA margin	34%-36%		~($110)M	32% - 34%
Interest	~$400 million			Unchanged
Depreciation	$100-$115 million			Unchanged
Effective Non-GAAP tax rate	17.5%-19.5%			Unchanged
Fully diluted weighted avg. shares outstanding	~255 million			Unchanged

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its second quarter 2022 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance using conference ID# 58511-993 and by clicking on this link: https://conferencingportals.com/event/ZGyfDfjk. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

5

About Organon

Organon is a global healthcare company formed to focus on improving the health of women throughout their lives. Organon has a portfolio of more than 60 medicines and products across a range of therapeutic areas. Led by the women’s health portfolio coupled with an expanding biosimilars business and stable franchise of established medicines, Organon’s products produce strong cash flows that will support investments in innovation and future growth opportunities in women’s health. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 9,300 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn and Instagram.

Non-GAAP financial measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted Net Income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. You should refer to the appendix of this press release for relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

6

In addition, the company’s full-year 2022 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

The company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful representation of the underlying operating performance of the business.

Forward-Looking Statement

Except for historical information herein, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, an inability to execute on our business development strategy or realize the benefits of our planned acquisitions; general economic factors, including interest rate and currency exchange rate fluctuations; general industry conditions and competition; the impact of the ongoing COVID-19 pandemic and emergence of variant strains; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances; new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict its future financial results and performance; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; difficulties developing and sustaining relationships with commercial counterparties; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

7

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission ("SEC"), including the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

8

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$1,585	$1,595	$3,152	$3,101
Costs, Expenses and Other
Cost of sales	588	583	1,149	1,174
Selling, general and administrative	423	416	794	798
Research and development	106	76	202	143
Acquired in-process research and development and milestones	97	—	97	—
Restructuring costs	—	1	—	2
Interest expense	98	62	195	62
Other (income) expense, net	(14)	20	(14)	18
	1,298	1,158	2,423	2,197
Income From Continuing Operations Before Income Taxes	287	437	729	904
Taxes on Income	53	6	147	78
Net Income From Continuing Operations	234	431	582	826
Loss From Discontinued Operations - Net of Tax	—	(4)	—	—
Net Income	234	427	582	826
Earnings (Loss) per Share Attributable to Organon & Co. Stockholders - Basic:
Continuing operations	$0.92	$1.70	$2.29	$3.26
Discontinued operations	—	(0.02)	—	—
Net Earnings per Share Attributable to Organon & Co. Stockholders	$0.92	$1.68	$2.29	$3.26
Earnings (Loss) per Share Attributable to Organon & Co. Stockholders - Diluted:
Continuing operations	$0.92	$1.70	$2.28	$3.25
Discontinued operations	—	(0.02)	—	—
Net Earnings per Share Attributable to Organon & Co. Stockholders	$0.92	$1.68	$2.28	$3.25
Weighted Average Shares Outstanding:
Basic	254,018	253,516	253,802	253,516
Diluted	255,156	253,828	255,105	253,828

TABLE 2

Organon & Co.

Sales by top products

	Three Months Ended June 30,						Six Months Ended June 30,
	2022			2021			2022			2021
($ in millions)	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$134	$61	$195	$129	$56	$184	$250	$116	$366	$269	$98	$368
Follistim AQ	23	35	58	27	38	65	52	66	119	52	65	117
NuvaRing	22	20	42	26	28	53	38	45	83	47	52	98
Ganirelix Acetate Injection	6	25	32	5	25	31	14	47	61	14	46	60
Cerazette	—	15	15	—	18	18	—	32	32	—	34	34
Other Women's Health (1)	29	38	67	23	43	66	56	69	125	63	76	139
Biosimilars
Renflexis	51	8	59	36	7	43	93	12	105	70	11	81
Ontruzant	12	23	35	7	15	22	19	38	57	11	34	45
Brenzys	—	14	14	—	11	11	—	28	28	—	21	21
Aybintio	—	9	9	—	8	8	—	19	19	—	16	16
Hadlima	—	2	2	—	2	2	—	8	8	—	4	4
Established Brands
Cardiovascular
Zetia	2	99	101	2	97	99	5	195	200	4	186	190
Vytorin	3	32	35	2	42	45	5	68	73	5	81	86
Atozet	—	122	122	—	121	121	—	240	240	—	233	233
Rosuzet	—	16	16	—	18	18	—	38	38	—	33	33
Cozaar/Hyzaar	2	91	92	2	84	86	10	176	186	6	171	177
Other Cardiovascular (1)	1	45	46	1	60	61	2	83	85	2	98	100
Respiratory
Singulair	3	89	92	3	89	92	5	216	222	8	191	199
Nasonex	—	58	58	1	51	52	9	123	133	3	92	95
Dulera	36	12	47	42	10	52	67	21	88	73	18	91
Clarinex	1	34	35	2	29	30	2	70	73	3	52	55
Other Respiratory (1)	11	11	22	13	9	22	23	22	45	29	15	44
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	61	61	—	62	62	—	121	121	—	119	119
Fosamax	1	39	40	1	48	49	2	79	81	2	85	86
Diprospan	—	31	31	—	32	32	—	63	63	—	57	57
Other Non-Opioid Pain, Bone and Dermatology (1)	5	71	76	4	72	75	8	137	145	3	133	136
Other
Proscar	—	26	26	—	31	32	1	50	50	1	63	64
Propecia	2	33	35	2	34	36	3	63	66	4	63	67
Other (1)	7	74	82	13	68	81	15	149	164	24	146	169
Other (2)	—	40	40	(2)	49	47	1	78	76	(3)	119	117
Revenues	$351	$1,234	$1,585	$339	$1,257	$1,595	$680	$2,472	$3,152	$690	$2,412	$3,101

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1)	Includes sales of products not listed separately. Revenue from an arrangement for the sale of generic etonogestrel/ethinyl estradiol vaginal ring is included in Other Women's Health.
(2)	Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2022	2021	2022	2021
Europe and Canada	$443	$470	$880	$904
United States	351	339	680	690
Asia Pacific and Japan	291	309	604	587
China	244	236	480	442
Latin America, Middle East, Russia and Africa	216	190	425	357
Other (1)	40	51	83	121
Revenues	$1,585	$1,595	$3,152	$3,101

(1)	Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

TABLE 4

Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin

($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$1,585	$1,595	$3,152	$3,101
Cost of sales	588	583	1,149	1,174
Gross Profit	997	1,012	2,003	1,927
Gross Margin	62.9%	63.4%	63.5%	62.1%
Amortization	28	22	56	42
One-time costs (1)	19	10	24	10
Stock-based compensation	3	3	6	5
Non-GAAP Adjusted Gross Profit (2)	$1,047	$1,047	2,089	1,984
Non-GAAP Adjusted Gross Margin	66.1%	65.6%	66.3%	64.0%

(1)	One-time costs for the three and six months ended June 30, 2022 primarily include costs to stand up the Company and inventory step-up adjustments as well as a $9 million impairment charge related to a licensed intangible asset.

(2)	Non-GAAP Adjusted Gross Profit is calculated by excluding amortization, one-time costs, and the portion of stock-based compensation expense allocated to Cost of sales.

TABLE 5

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Adjusted EBITDA

($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income from continuing operations before income taxes	$287	$437	$729	$904
Depreciation	22	21	47	39
Amortization (1)	28	22	56	42
Interest expense	98	62	195	62
EBITDA	$435	$542	$1,027	$1,047
Restructuring costs	—	1	—	2
One-time costs (2)	58	66	98	115
Stock-based compensation	19	18	34	29
Adjusted EBITDA	$512	$627	$1,159	$1,193
Adjusted EBITDA margin	32.3%	39.3%	36.8%	38.5%

(1)	Amortization in all periods is included in Cost of sales.

(2)	One-time costs primarily include costs incurred in connection with the spin-off of Organon, an impairment of a licensed intangible asset, and inventory step up adjustments. For the three months ended June 30, 2022, approximately $28 million of the one-time costs are recorded in Selling, general and administrative expenses, $19 million are recorded in Cost of sales, $8 million are recorded in Other (income) expense, and $3 million are recorded in Research and development. For the three months ended June 30, 2021, approximately $55 million of the one-time costs are recorded in Selling, general and administrative expenses, and approximately $10 million are recorded in Cost of sales.

(2)	One-time costs primarily include costs incurred in connection with the spin-off of Organon, an impairment of a licensed intangible asset, and inventory step-up adjustments. For the six months ended June 30, 2022, approximately $53 million of the one-time costs are recorded in Selling, general and administrative expenses, approximately $24 million are recorded in Cost of sales, $14 million are recorded in Other (income) expense, and $7 million are recorded in Research and development. For the six months ended June 30, 2021, approximately $104 million of the GAAP one-time costs are recorded in Selling, general and administrative expenses, and approximately $10 million are recorded in Cost of sales.

TABLE 6

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Non-GAAP Adjusted Net Income

($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income from continuing operations before income taxes	$287	$437	$729	$904
Adjustments:
Amortization (1)	28	22	56	42
Restructuring costs	—	1	—	2
One-time costs (2)	58	66	98	115
Stock-based compensation	19	18	34	29
Total Adjustments	105	107	188	188
Non-GAAP pre-tax income, continuing operations	$392	$544	$917	$1,092
Taxes on income as reported in accordance with GAAP	53	6	147	78
Tax benefit on adjustments	20	20	34	35
Tax benefit (deduction) on GAAP-only discrete items (3)	—	81	(3)	91
Non-GAAP adjusted taxes on income	73	107	178	204
Non-GAAP adjusted net income, continuing operations	$319	$437	$739	$888
Non-GAAP adjusted net income, continuing operations per diluted share	$1.25	$1.72	$2.90	$3.50

(1)	Amortization in all periods is included in Cost of sales.

(2)	One-time costs primarily include costs incurred in connection with the spin-off of Organon, an impairment of a licensed intangible asset, and inventory step-up adjustments. For the three months ended June 30, 2022, approximately $28 million of the one-time costs are recorded in Selling, general and administrative expenses, $19 million are recorded in Cost of sales, $8 million are recorded in Other (income) expense, and $3 million are recorded in Research and development. For the three months ended June 30, 2021, approximately $55 million of the one-time costs are recorded in Selling, general and administrative expenses, and approximately $10 million are recorded in Cost of sales.

(2)	One-time costs primarily include costs incurred in connection with the spin-off of Organon, an impairment of a licensed intangible asset, and inventory step-up adjustments. For the six months ended June 30, 2022, approximately $53 million of the one-time costs are recorded in Selling, general and administrative expenses, approximately $24 million are recorded in Cost of sales, $14 million are recorded in Other (income) expense, and $7 million are recorded in Research and development. For the six months ended June 30, 2021, approximately $104 million of the GAAP one-time costs are recorded in Selling, general and administrative expenses, and approximately $10 million are recorded in Cost of sales.

(3)	For the three months ended June 30, 2021, the company recorded a tax benefit of approximately $70 million related to a portion of non-U.S. step-up in tax basis as a result of its separation from Merck & Co., Inc., Rahway, NJ, USA.